Exhibit 99.1

As used below, except where otherwise specified or unless the context otherwise requires, the terms “Smucker,” the “Company,” “we,” “us,” and “our” refer to The J. M. Smucker Company, an Ohio corporation, and its consolidated subsidiaries prior to the Mergers (as defined below), and the term “Big Heart Pet” or “BHPB” refers to Big Heart Pet Brands, a Delaware corporation, and its consolidated subsidiaries. As used herein, the term “Merger Agreement” refers to the Agreement and Plan of Merger, dated as of February 3, 2015, as it may be amended from time to time, by and among the Company, Blue Acquisition Group, Inc., a Delaware corporation (“BAG”) and the parent of Big Heart Pet, SPF Holdings I, Inc., a Delaware corporation and a wholly owned subsidiary of the Company, SPF Holdings II, LLC, a Delaware limited liability company and a wholly owned subsidiary of the Company, and for the limited purposes set forth in the Merger Agreement, Blue Holdings I, L.P., the controlling stockholder of BAG, pursuant to which the Company will acquire BAG on the terms and subject to the conditions set forth in the Merger Agreement.

The term “Mergers” refers to the proposed acquisition by Smucker of BAG pursuant to the Merger Agreement, and references to the “combined company” as used herein refer to Smucker and its consolidated subsidiaries after giving pro forma effect to the Mergers. You should not assume that the information set forth below is accurate as of any date other than March 9, 2015.

Cautionary Statement Regarding Forward-Looking Statements

The information set forth below contains forward-looking statements within the meaning of the U.S. federal securities laws. Forward-looking statements include, without limitation, statements concerning plans, objectives, goals, projections, strategies, future events or performance, and underlying assumptions and other statements, which are not statements of historical fact. Forward-looking statements may be identified by the use of words like “expect,” “anticipate,” “intend,” “forecast,” “outlook,” “will,” “may,” “might,” “potential,” “likely,” “target,” “plan,” “contemplate,” “seek,” “attempt,” “should,” “could,” “would” or expressions of similar meaning. Forward-looking statements reflect management’s good faith evaluation of information currently available and are based on management’s current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict, including, among others, those discussed in the section entitled “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended April 30, 2014 and those discussed in the section entitled “Risk Factors” in the Big Heart Pet Annual Report on Form 10-K for the fiscal year ended April 27, 2014 and in our subsequent Quarterly Reports on Form 10-Q and in Big Heart Pet’s Quarterly Report on Form 10-Q for the fiscal quarter ended January 25, 2015. Specific factors that may impact performance or other predictions of future actions have, in many but not all cases, been identified in connection with specific forward-looking statements. Our actual results may differ materially from any future results, performance, or achievements expressed or implied by the forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. We caution you therefore against relying on any of these forward-looking statements.

Important factors that could cause actual results to differ materially from those in the forward-looking statements include economic, business, competitive, market and regulatory conditions and the following: volatility of commodity markets from which raw materials, particularly green coffee beans, peanuts, soybean oil, wheat, milk, corn, and sugar, are procured and the related impact on costs; risks associated with derivative and purchasing strategies we employ to manage commodity pricing risks, including the risk that such strategies could result in significant losses and adversely impact our liquidity; crude oil price trends and their impact on transportation, energy, and packaging costs; the availability of reliable transportation, which may be affected by the cost of fuel, regulations affecting the industry, labor shortages, service failures by third-party service providers, accidents, or natural disasters, on acceptable terms; our ability to successfully implement and realize the full benefit of price changes that are intended to ultimately fully recover cost, including the competitive, retailer, and consumer response, and the impact of the timing of the price changes to profits and cash flow in a particular period; the success and cost of introducing new products and the competitive response; the success and cost of marketing and sales programs and strategies intended to promote growth in our businesses; general competitive activity in the market, including competitors’ pricing practices and promotional spending levels; our ability to successfully integrate acquired and merged businesses in a timely and cost-effective manner and retain key suppliers, customers, and employees; the impact of food security concerns involving either our products or our competitors’ products; the impact of accidents, extreme weather, and natural disasters, including crop failures and storm damage; the concentration of certain of our businesses with key customers and suppliers, including single-source suppliers of certain key raw materials, such as packaging for our Folgers coffee products, and finished goods, such as K-Cup® packs, and the ability to manage and maintain key relationships; the loss of significant customers, a substantial reduction in orders from these customers, or the bankruptcy of any such customer; changes in consumer coffee preferences and other factors affecting our coffee businesses, which represent a substantial portion of our business; a change in outlook or downgrade in our public credit ratings by a rating agency; our ability to obtain any required financing on a timely basis and on acceptable terms; the ability of the Company to generate sufficient cash flow to meet its deleveraging objectives within the time frames currently anticipated; the timing and amount of capital expenditures, share repurchases, and restructuring costs; impairments in the carrying value of goodwill, other intangible assets, or other long-lived assets or changes in useful lives of other intangible assets; the impact of new or changes to existing governmental laws and regulations and their application; the impact of future legal, regulatory, or market measures regarding climate change; the outcome of current and future tax examinations, changes in tax laws, and other tax matters, and their related impact on our tax positions; foreign currency and interest rate fluctuations; political or economic disruption; other factors affecting share prices and capital markets generally; our ability to integrate acquired businesses into our operations, including Big Heart Pet; our ability to consummate the Mergers; our ability to pursue alternatives to the Mergers; business uncertainties while the Mergers are pending; our ability to realize the anticipated benefits of the Mergers, the time required to realize such benefits, if any, and our ability to integrate the two businesses; the effect of direct and indirect costs we have incurred and will incur as a result of the Mergers; the accuracy of our unaudited pro forma condensed combined financial information; and other risks, including the risks described in the “Risk Factors” section of our Annual Report on Form 10-K for the fiscal year ended April 30, 2014 and in our subsequent Quarterly Reports on Form 10-Q and in the “Risk Factors” section of the Big Heart Pet Annual Report on Form 10-K for the fiscal year ended April 27, 2014 and in Big Heart Pet’s Quarterly Report on Form 10-Q for the fiscal quarter ended January 25, 2015.

Users are cautioned not to unduly rely on such forward-looking statements, which speak only as of the date made, when evaluating the information presented here. We do not undertake any obligation to update or revise these forward-looking statements to reflect new events or circumstances.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Pursuant to the proposed Mergers, the Company will acquire BAG, the holding company of Big Heart Pet. The following unaudited pro forma condensed combined financial information and notes thereto have been prepared by Smucker using the acquisition method of accounting and are based on the historical consolidated financial statements of Smucker and Big Heart Pet, as the audited financial statements of BAG were not available, after giving effect to the proposed Mergers and the consummation of Smucker’s currently contemplated financing transactions related to the proposed Mergers. In connection with the consummation of the Mergers, the Company will file a Current Report on Form 8-K with the Securities and Exchange Commission (the “SEC”) containing historical consolidated financial information of BAG and pro forma financial information with respect to BAG as required by the rules and regulations of the SEC. The acquisition method of accounting is based on Accounting Standards Codification (“ASC”) 805, Business Combinations, and uses the fair value concepts defined in ASC 820, Fair Value Measurements and Disclosures. Under this method of accounting the purchase price will be allocated to the assets to be acquired and liabilities to be assumed based upon their estimated fair values at the closing date of the proposed Mergers.

The allocation of the purchase price used in the unaudited pro forma condensed combined financial statements is based on preliminary estimates of the fair value of assets to be acquired and liabilities to be assumed, and the related income tax impact of the acquisition accounting adjustments. The pro forma adjustments included herein, which include a preliminary evaluation of accounting policies for conformity, may be revised as additional information becomes available and as additional analyses are performed. The final allocation of the purchase price will be determined after the acquisition is completed and after completion of a final analysis to determine the fair values of the tangible assets, identifiable intangible assets, and liabilities as of the acquisition date. Accordingly, the final purchase accounting adjustments may be materially different from the pro forma adjustments presented herein. Increases or decreases in the fair value of the net assets may change the amount of the purchase price allocated to goodwill and other assets and liabilities. This may impact the Unaudited Pro Forma Condensed Combined Statements of Income due to an increase or decrease in the amount of amortization or depreciation of the adjusted assets, among other items.

ASC 805 requires, among other things, that assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date. In addition, ASC 805 establishes that the consideration transferred, including equity consideration, be measured at the closing date of the proposed Mergers at the then current market price; this particular requirement will likely result in a fair value of consideration transferred that is different from the amount assumed in these unaudited pro forma condensed combined financial statements.

The Unaudited Pro Forma Condensed Combined Statements of Income combine Big Heart Pet’s audited historical Consolidated Statement of Operations for the fiscal year ended April 27, 2014 and the unaudited historical Condensed Consolidated Statement of Operations for the nine months ended January 25, 2015, with Smucker’s audited historical Statement of Consolidated Income for the fiscal year ended April 30, 2014 and the unaudited historical Condensed Statement of Consolidated Income for the nine months ended January 31, 2015, to reflect the proposed Mergers and the contemplated financing transactions as if they had occurred on May 1, 2013. The Unaudited Pro Forma Condensed Combined Balance Sheet combines the unaudited historical Condensed Consolidated Balance Sheet of Big Heart Pet as of January 25, 2015, with Smucker’s unaudited historical Condensed Consolidated Balance Sheet as of January 31, 2015, to reflect the proposed Mergers and the contemplated financing transactions as if they had occurred on January 31, 2015. The historical consolidated financial information has been adjusted to give effect to pro forma adjustments that are:

•	directly attributable to the proposed Mergers;

•	reclassifications made to conform Big Heart Pet’s presentations to those of Smucker;

•	reflective of Smucker’s currently contemplated financing transactions related to the proposed Mergers; and

•	factually supportable.

The unaudited pro forma condensed combined financial information should be read in conjunction with:

•	accompanying notes to the unaudited pro forma condensed combined financial information;

•	Smucker’s audited historical consolidated financial statements for the fiscal year ended April 30, 2014 in the Annual Report on Form 10-K of Smucker for the fiscal year ended April 30, 2014, and unaudited historical condensed consolidated financial statements for the nine months ended January 31, 2015 in the Form 10-Q of Smucker for the fiscal quarter ended January 31, 2015; and

•	Big Heart Pet’s audited historical consolidated financial statements for the fiscal year ended April 27, 2014 in the Annual Report on Form 10-K of Big Heart Pet for the fiscal year ended April 27, 2014, and unaudited historical condensed consolidated financial statements for the nine months ended January 25, 2015 in the Form 10-Q of Big Heart Pet for the fiscal quarter ended January 25, 2015.

The unaudited pro forma condensed combined financial information has been prepared for illustrative purposes only, and is not necessarily indicative of the operating results or financial position that would have occurred if the proposed Mergers had been consummated on the dates indicated, nor are they necessarily indicative of any future operating results or financial position.

The proposed Mergers have not been consummated as of the date of the preparation of the unaudited pro forma condensed combined financial information and there can be no assurances that the proposed Mergers will be consummated. See “Risk Factors” in the Annual Report on Form 10-K of Smucker for the fiscal year ended April 30, 2014 for additional discussion of risk factors associated with the pro forma financial information.

Items Not Reflected in the Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information does not include any discontinued operations for Big Heart Pet; adjustments related to future restructuring or one-time charges; future initiatives related to potential profit improvements or potential cost savings, which may result from the proposed Mergers; or the result of final valuations of tangible and intangible assets and liabilities, which will not be determined until after the consummation of the proposed Mergers. Accordingly, no additional adjustments with respect to costs were required to be reflected in the Unaudited Pro Forma Condensed Combined Statements of Income. Smucker is currently developing plans to integrate the operations of Smucker and Big Heart Pet, which may involve material costs. Smucker expects to incur approximately $225.0 million in one-time costs related to the transaction, of which approximately $150.0 million are expected to be cash charges. The one-time costs are anticipated to be incurred primarily over the next three years, with one-half of the costs expected to be recognized in fiscal 2016. Smucker expects that its integration and cost savings initiatives, as well as other potential synergies, will result in anticipated profit improvements of approximately $200.0 million, which are expected to be fully realized by fiscal 2018. The synergies are expected to come from the efficiencies of combining Smucker and Big Heart Pet, and leveraging the current administrative, information services, and selling and marketing functions, along with Smucker’s supply chain and distribution network. Integration teams will be formed to further develop and execute detailed implementation programs, the related costs of which have not been determined.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of January 31, 2015 for Smucker

	Historical		Pro Forma
(Dollars in millions)	Smucker January 31, 2015	BHPB January 25, 2015	Adjustments		Combined
Assets
Current Assets
Cash and cash equivalents	$111.7	$155.8	$(102.6	) (A)	$164.9
Trade receivables, less allowance for doubtful accounts	373.9	146.4	—		520.3
Inventories	944.2	213.6	10.0	(B)	1,167.8
Other current assets	85.8	118.7	76.4	(G)	280.9

Total Current Assets	1,515.6	634.5	(16.2)		2,133.9

Property, Plant, and Equipment – net	1,323.3	363.6	(27.3	) (C)	1,659.6

Other Noncurrent Assets
Goodwill	3,134.9	2,113.4	808.2	(D)	6,056.5
Other intangible assets – net	2,973.9	2,119.8	1,991.2	(E)	7,084.9
Other noncurrent assets	147.9	89.6	(23.9	) (F)	213.6

Total Other Noncurrent Assets	6,256.7	4,322.8	2,775.5		13,355.0

Total Assets	$9,095.6	$5,320.9	$2,732.0		$17,148.5

Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable	$232.3	$112.1	$—		$344.4
Current portion of long-term debt	24.0	17.3	2.5	(A)	43.8
Short-term borrowings	264.0	—	—		264.0
Other current liabilities	189.8	179.7	(68.0	) (A)	301.5

Total Current Liabilities	710.1	309.1	(65.5)		953.7

Noncurrent Liabilities
Long-term debt	1,891.8	2,590.4	1,676.2	(A)	6,158.4
Deferred income taxes	1,025.6	790.7	726.3	(G)	2,542.6
Other noncurrent liabilities	243.9	75.1	9.6	(H)	328.6

Total Noncurrent Liabilities	3,161.3	3,456.2	2,412.1		9,029.6

Total Equity	5,224.2	1,555.6	385.4	(I)	7,165.2

Total Liabilities and Equity	$9,095.6	$5,320.9	$2,732.0		$17,148.5

Unaudited Pro Forma Condensed Combined Statement of Income

For the Year Ended April 30, 2014 for Smucker

	Historical		Pro Forma
(in millions, except per share data)	Smucker year ended April 30, 2014	BHPB year ended April 27, 2014	Reclassifications (J)	Adjustments		Combined
Net sales	$5,610.6	$2,190.1	$—	$—		$7,800.7
Cost of products sold	3,579.6	1,408.8	(40.6)	(0.3	) (K)	4,947.5

Gross Profit	2,031.0	781.3	40.6	0.3		2,853.2
Selling, distribution, and administrative expenses	988.8	526.5	(4.7)	(0.1	) (K)	1,510.5
Amortization	98.9	—	45.3	79.1	(L)	223.3
Other special project costs	25.6	—	—	—		25.6
Other operating income – net	(1.3)	—	—	—		(1.3)

Operating Income	919.0	254.8	—	(78.7)		1,095.1
Interest expense – net	(79.4)	(219.2)	—	107.9	(M)	(190.7)
Other debt costs	—	(52.4)	—	—		(52.4)
Other income – net	10.1	12.1	—	—		22.2

Income (Loss) from Continuing Operations Before Income Taxes	849.7	(4.7)	—	29.2		874.2
Income taxes	284.5	3.1	—	11.1	(N)	298.7

Net Income (Loss) from Continuing Operations	$565.2	$(7.8)	$—	$18.1		$575.5

Net Income from Continuing Operations per common share	$5.42					$4.71

Net Income from Continuing Operations per common share – assuming dilution	$5.42					$4.71

Weighted average common shares outstanding	103.5				(O)	121.4

Weighted average common shares outstanding – assuming dilution	103.5				(O)	121.4

Unaudited Pro Forma Condensed Combined Statement of Income

For the Nine Months Ended January 31, 2015 for Smucker

	Historical		Pro Forma
	Smucker	BHPB
	nine months	nine months
	ended	ended
	January 31,	January 25,	Reclassifications
(in millions, except per share data)	2015	2015	(J)	Adjustments		Combined
Net sales	$4,245.6	$1,685.1	$—	$—		$5,930.7
Cost of products sold	2,707.5	1,088.7	(36.3)	(0.3	) (K)	3,759.6

Gross Profit	1,538.1	596.4	36.3	0.3		2,171.1
Selling, distribution, and administrative expenses	743.1	367.6	0.9	(0.1	) (K)	1,111.5
Amortization	75.3	—	35.4	57.9	(L)	168.6
Other special project costs	17.3	—	—	—		17.3
Other operating expense – net	0.9	—	—	—		0.9

Operating Income	701.5	228.8	—	(57.5)		872.8
Interest expense – net	(50.4)	(105.7)	—	17.2	(M)	(138.9)
Other income (expense) – net	1.7	(19.9)	—	—		(18.2)

Income from Continuing Operations Before Income Taxes	652.8	103.2	—	(40.3)		715.7
Income taxes	217.6	40.9	—	(15.3	) (N)	243.2

Net Income from Continuing Operations	$435.2	$62.3	$—	$(25.0)		$472.5

Net Income from Continuing Operations per common share	$4.28					$3.95

Net Income from Continuing Operations per common share – assuming dilution	$4.28					$3.95

Weighted average common shares outstanding	101.1				(O)	119.0

Weighted average common shares outstanding – assuming dilution	101.1				(O)	119.0

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

(dollars in millions, except per share data)

Note 1—Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial information related to the proposed Mergers and the contemplated financing transactions is included for the fiscal year ended April 30, 2014 and as of and for the nine months ended January 31, 2015. At the effective time of the proposed Mergers, Big Heart Pet will be a wholly owned subsidiary of Smucker.

The transaction is being accounted for under the acquisition method of accounting, and accordingly, the purchase price will be allocated to the assets to be acquired and the liabilities to be assumed based upon their respective fair values on the date the proposed Mergers are expected to be completed. The estimated total purchase price to be paid in the proposed Mergers, based upon approximately 17.9 million shares to be issued and the assumption of approximately $2.6 billion of debt, is as follows:

Estimated total value of Smucker common shares to be issued	$2,063.9
Assumed debt from Big Heart Pet	2,607.7
Cash consideration paid, net of cash acquired	1,327.3

Total estimated purchase price	$5,998.9

Under the purchase method of accounting, the total estimated purchase price as shown in the table above is allocated to Big Heart Pet’s net tangible and intangible assets and liabilities based on their estimated fair values as of the date of consummation of the proposed Mergers. The pro forma adjustments included herein may be revised as additional information becomes available and as additional analyses are performed. The final allocation of the purchase price will be determined after the proposed Mergers are completed and after completion of a final analysis to determine the fair values of Big Heart Pet’s tangible assets, identifiable intangible assets, and liabilities as of the date of consummation of the proposed Mergers. Accordingly, the final purchase accounting adjustments may be materially different from the pro forma adjustments presented in this document. Increases or decreases in the fair value of the net assets may change the amount of the purchase price allocated to goodwill and other assets and liabilities. This may impact the Unaudited Pro Forma Condensed Combined Statements of Income due to an increase or decrease in the amount of amortization or depreciation of the adjusted assets, among other items.

The preliminary purchase price is allocated as follows:

Tangible assets, net of cash acquired	$859.8
Identifiable indefinite-lived intangible assets	1,847.0
Identifiable finite-lived intangible assets	2,264.0
Goodwill	2,921.6
Liabilities assumed	(1,893.5)

Total preliminary purchase price allocation	$5,998.9

Certain amounts in the historical financial statements of Big Heart Pet have been reclassified to conform with Smucker’s historical financial presentation. The unaudited pro forma condensed combined financial information presented in this document does not necessarily indicate the results of operations or the combined financial position that would have resulted had the proposed Mergers been completed at the beginning of the applicable period presented, nor is it indicative of the results of operations in future periods or the future financial position of the combined company.

Note 2—Pro Forma Adjustments

The pro forma and reclassification adjustments included in the unaudited pro forma condensed combined financial information are as follows:

(A)	Cash and debt have been adjusted to reflect anticipated financing activities.

Debt:
New bank term loan	$1,750.0
New long-term bonds	3,650.0
Pay off existing Big Heart Pet’s debt	(2,607.7)
Pay off of Smucker’s private placement notes	(1,100.0)
Noncash adjustment for Smucker’s terminated interest rate swap (I)	(13.6)

Net change in total debt	1,678.7
Less:
Current portion of Big Heart Pet’s and Smucker’s extinguished debt	41.3
Current portion of new bank term loan	(43.8)

Net change in current portion of long-term debt	(2.5)

Net change in long-term debt	$1,676.2

Cash:
Net change in total debt	$1,678.7
Noncash adjustment for Smucker’s terminated interest rate swap (I)	13.6

Cash received from net change in debt	1,692.3
Less:
Cash consideration paid, including adjustment for Big Heart Pet’s cash	(1,483.1)
Big Heart Pet’s and Smucker’s accrued and unpaid interest	(51.3)
Cash settlement of Big Heart Pet’s interest rate swap	(16.7)
Big Heart Pet’s and Smucker’s estimated make-whole payments (I)	(190.0)
Estimated capitalized debt issuance costs (F)	(33.5)
Other debt related costs (I)	(20.3)

Net change in cash due to financing activities	$(102.6)

The aggregate cash consideration paid is subject to a working capital adjustment which has not been reflected in the pro forma adjustments above. The change in other current liabilities includes the adjustments for accrued and unpaid interest and the cash settlement of Big Heart Pet’s interest rate swap.

(B)	Historical inventory of Big Heart Pet has been adjusted to reflect estimated fair values.

(C)	Net book value of property, plant, and equipment of Big Heart Pet has been adjusted to estimated fair value based on a preliminary assessment of the acquired assets. For purposes of determining the impact on the Unaudited Pro Forma Condensed Combined Statements of Income, the estimated fair value adjustment is being depreciated over an estimated weighted-average useful life of approximately seven years for personal property and 20 years for real property.

(D)	Goodwill, representing the excess of the purchase price paid over Smucker’s preliminary estimates of the fair value of the assets acquired and liabilities assumed, has been recorded; historical goodwill of Big Heart Pet has been eliminated in recording the proposed Mergers; and differences in the financial reporting and tax reporting treatment of assets acquired and liabilities assumed in the purchase transaction resulted in a deferred income tax adjustment. Smucker’s preliminary estimate of the deferred tax adjustment resulting from the purchase accounting adjustments was calculated at a rate of 38%, representing Smucker’s best estimate of the blended income tax rate related to Big Heart Pet’s operations for all jurisdictions.

(E)	Intangible assets related to Big Heart Pet have been recorded based on Smucker’s preliminary estimate of fair value determined based upon the present value of the estimated future cash flows projected by management, and historical intangibles of Big Heart Pet have been eliminated in recording the proposed Mergers.

Indefinite-lived intangible assets of approximately $1,847.0 are primarily brand-related trade names principally associated with the Milk Bone, Pup-peroni, Meow Mix, and Kibbles ‘n Bits brands. Smucker preliminarily assigned an indefinite life to these intangible assets as these brand-related intangible assets have no legal, regulatory, or contractual provisions that may limit their maximum useful lives, and Smucker expects that they will directly or indirectly contribute to cash flows of Smucker for an indefinite period. Key factors included in Smucker’s determination were the brands’ strong history, significant presence in the pet food and snacks category, the current and anticipated competitive environment, and the anticipated future operating plans for the brands under Smucker ownership.

Finite-lived intangible assets of approximately $2,264.0 are primarily customer relationship assets. For purposes of determining the impact on the Unaudited Pro Forma Condensed Combined Statements of Income, the finite-lived intangible assets are being amortized over an estimated weighted-average useful life of approximately 20 years. Smucker’s preliminary assessment of the weighted-average useful life is based on historical attrition experience of similar assets.

(F)	Other noncurrent assets have been adjusted to reflect the write-off of historical capitalized debt issuance costs related to the extinguishment of debt discussed in (A); the capitalization of estimated debt issuance costs in association with the bank term loan and long-term bonds discussed in (A); and the estimated fair value of Big Heart Pet’s defined pension and other postretirement plans as of January 31, 2015 discussed in (H).

Write-off of Big Heart Pet’s and Smucker’s capitalized debt issuance costs	$(47.5)
Capitalization of estimated debt issuance costs	33.5
Reclassification of overfunded pension asset	(9.9)

Net change in other noncurrent assets	$(23.9)

(G)	Differences in the financial reporting and tax reporting treatment of assets acquired and liabilities assumed in the purchase transaction result in a deferred income tax adjustment. Smucker’s preliminary estimate of the deferred tax adjustment resulting from the purchase accounting adjustments was calculated at a tax rate of 38%, representing Smucker’s best estimate of the blended income tax rate related to Big Heart Pet’s operations for all jurisdictions. The adjustment also includes the tax related impact of the anticipated make-whole payments, other costs related to debt refinancing, and the write-off of capitalized debt issuance costs, as referenced in (A) and (I).

(H)	Historical assets and liabilities associated with Big Heart Pet’s pension and other postretirement plans have been adjusted based upon a preliminary estimate of fair value, which included an adjustment to reflect the decline in discount rates from April 27, 2014 to January 31, 2015, as well as an adjustment for actual pension asset values as of January 31, 2015. The adjustment reflects a reclassification of the defined pension plan, which was overfunded as of April 27, 2014, from other noncurrent assets to other noncurrent liabilities. The adjustment to reflect the estimated fair value of the defined pension plan resulted in an underfunded position as of January 31, 2015, as a result of the impact of declining discount rates and updated mortality assumptions.

(I)	The adjustment to total equity reflects adjustments to common shares and additional capital, retained earnings, and the elimination of Big Heart Pet’s historical equity as described below.

Common shares and additional capital were increased by a total of $2,063.9 to reflect the impact of issuing approximately 17.9 million Smucker common shares at an estimated price of $115.35 per share, the closing price on February 27, 2015. The actual value of the shares issued will be based on the then current price of Smucker common shares on the closing date of the proposed Mergers. A $10.00 change in the price of Smucker common shares would impact the value of the shares issued by $178.9, which would impact the allocation of goodwill and other intangible assets resulting from the proposed Mergers.

Historical equity accounts of Big Heart Pet, consisting of additional capital, accumulated other comprehensive income, and an accumulated deficit, have been eliminated in recording the proposed Mergers.

Retained earnings includes adjustments to reflect anticipated make-whole payments, other costs related to debt refinancing, the write-off of capitalized debt issuance costs, the write-off of the terminated interest rate swap, and the related tax impact; however, these adjustments are not included in the Unaudited Pro Forma Condensed Combined Statements of Income as these charges are nonrecurring.

Estimated total value of Smucker common shares to be issued	$2,063.9
Write-off of Big Heart Pet’s equity	(1,555.6)
Big Heart Pet’s and Smucker’s estimated make-whole payments (A), including make-whole on Smucker’s private placement notes	(190.0)
Other debt related costs (A)	(20.3)
Write-off of Smucker’s capitalized debt issuance costs	(1.5)
Write-off of Smucker’s terminated interest rate swap related to extinguished debt (A)	13.6
Tax benefit of merger related items	75.3

Net change in total equity	$385.4

(J)	Reclassifications have been made to Big Heart Pet’s audited historical consolidated financial statements for the fiscal year ended April 27, 2014 and unaudited historical condensed consolidated financial statements for the nine months ended January 25, 2015 to conform to the presentation used by Smucker for:

a.	amortization included in selling, distribution, and administrative expenses by Big Heart Pet but presented separately by Smucker;

b.	distribution expenses included in cost of products sold by Big Heart Pet but included in selling, distribution, and administrative expenses by Smucker; and

c.	freight expenses included in selling, distribution, and administrative expenses by Big Heart Pet but included in cost of goods sold by Smucker.

(K)	Depreciation expense related to personal property will increase as a result of the preliminary adjustment to record Big Heart Pet’s personal property at estimated fair values. For purposes of determining the impact on the Unaudited Pro Forma Condensed Combined Statements of Income, the fair value adjustment is being depreciated using a straight-line method over an estimated weighted-average useful life of approximately seven years. Depreciation expense related to real property will decrease as a result of the preliminary adjustment to record Big Heart Pet’s real property at estimated fair values. For purposes of determining the impact on the Unaudited Pro Forma Condensed Combined Statements of Income, the fair value adjustment is being depreciated using a straight-line method over an estimated weighted-average useful life of 20 years. The net adjustment is a reduction of depreciation expense.

(L)	Amortization expense will increase as a result of the preliminary adjustment to record identifiable finite-lived intangible assets of Big Heart Pet. For purposes of determining the impact on the Unaudited Pro Forma Condensed Combined Statements of Income, the finite-lived intangible assets are being amortized using a straight-line method over an estimated weighted-average useful life of approximately 20 years.

(M)	Interest expense, including the amortization of capitalized debt issuance costs and the impact of continuing interest rate swaps, will increase as a result of the expected financing transactions described in (A). The terms of the financing arrangements are not complete at this time. For purposes of determining the impact on the Unaudited Pro Forma Condensed Combined Statements of Income, historical interest expense related to extinguished debt was eliminated and an estimated weighted-average borrowing rate of 3.21 percent was used for new borrowings based on the anticipated borrowing rates applicable to the expected financing transactions. An assumed interest rate increase of 12.5 basis points related to the new borrowings would increase annual interest expense by approximately $6.8 and reduce net income per common share by approximately $0.04.

	Year ended April 30, 2014	Nine months ended January 31, 2015
Elimination of Big Heart Pet’s historical interest expense	$219.2	$105.7
Elimination of Smucker’s historical interest expense associated with refinanced debt	65.6	44.2
Interest expense, including amortization of debt issuance costs, related to new borrowings	(176.9)	(132.7)

Net change in interest expense	$107.9	$17.2

(N)	Estimated income tax expense related to the pro forma adjustments is calculated based on a tax rate of 38%. This represents Smucker’s best estimate of the blended income tax rate related to Big Heart Pet operations for all jurisdictions.

(O)	Pro forma per share data is based on the weighted-average common shares outstanding of Smucker for the period presented and assumes the issuance of approximately 17.9 million Smucker common shares at the closing of the proposed Mergers. Smucker’s historical earnings per share is computed based on the allocation of Smucker’s net income to common shareholders divided by the weighted-average common shares outstanding in accordance with the two-class method. For purposes of these pro forma financial statements, the allocation of net income is not presented.